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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


     We Consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-49135) and related Prospectus for the registration of 2,112,491 shares of its Common Stock and Registration Statement Form S-8 (No. 333-64331) EXCO Resources, Inc. 1998 Stock Option Plan, EXCO Resources, Inc. 1998 Director Compensation Plan both of EXCO Resources, Inc. of our report dated January 12, 2000, with respect to the statement of revenues and direct operating expenses of the share of the Nathitoches Parish Properties acquired by EXCO Resources, Inc. for the years ended December 31, 1997, 1998 and 1999 and included in its Current Report on Form 8-K/A No. 1 dated December 31, 1999 and filed with the Securities and Exchange Commission on March 6, 2000.

/s/ Ernst & Young LLP

Ernst & Young LLP

March 3, 2000


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